As filed with the Securities and Exchange Commission on March 16, 2026

Registration No. 333-257940

Registration No. 333-278648

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-257940

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-278648

UNDER

THE SECURITIES ACT OF 1933

Quipt Home Medical Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1019 Town Drive
Wilder, KY	41076
(Address of Principal Executive Offices)	(Zip Code)

2021 EQUITY INCENTIVE PLAN

2019 STOCK OPTION PLAN (AS AMENDED)

2024 EQUITY INCENTIVE PLAN

(Full title of the plans)

CT Corporation System.
1015 15th Street N.W., Suite 1000
Washington, DC 20005

(Name and address of agent for service)
(202) 572-3133

(Telephone number, including area code, of agent for service)

Copies to:

Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Quipt Home Medical Corp., a corporation existing under the laws of British Columbia (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities of the Registrant that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-257940 (the “2021 Registration Statement”), filed with the Commission on July 16, 2021, registering an aggregate of 6,126,698 common shares of the Registrant, no par value (“Common Shares”), including (i) up to 2,527,502 Common Shares subject to share options outstanding under the 2019 Stock Option Plan, as amended and restated (the “2019 Plan”) as of July 16, 2021, (ii) up to 2,286,250 Common Shares subject to share options and restricted share unit awards outstanding under the 2021 Equity Incentive Plan (the “2021 Plan”) as of July 16, 2021 and (iii) 1,312,946 Common Shares issuable under the 2021 Plan; as amended by Post-Effective Amendment No.1 filed with the Commission on April 12, 2024, which, in connection with the approval by the Registrant’s security holders of the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) to replace the 2021 Plan on March 27, 2024, deregistered (i) those Common Shares previously registered for offer and sale under the 2021 Plan that remained available for grants of new awards under the 2021 Plan immediately prior to its termination (the “Excess Shares”), and (ii) additional Common Shares subject to outstanding awards under the 2021 Plan and the 2019 Plan that expire, are cancelled or are terminated (the “Potential Carry Forward Shares”) upon such forfeiture, cancellation or termination. The 2021 Registration Statement remained in effect as to the 2021 Plan and the 2019 Plan to cover the potential issuance of Common Shares upon the exercise or settlement of the outstanding 2021 Plan awards and the outstanding 2019 Plan awards, as applicable, to which the Potential Carry Forward Shares are subject.

•	Registration Statement No. 333-278648, filed with the Commission on April 12, 2024, registering (i) 3,477,293 Common Shares for issuance under the 2024 Plan, (ii) 482,826 Excess Shares, and (iii) up to 4,460,375 Potential Carry Forward Shares if and when they become eligible for issuance under the terms of the 2024 Plan.

On March 16, 2026, pursuant to an Arrangement Agreement, dated as of December 14, 2025, by and among the Registrant, 1567208 B.C. LTD, a company existing under the laws of British Columbia (“B.C. Purchaser”), and REM Aggregator, LLC, a Delaware limited liability company (collectively with B.C. Purchaser, the “Purchaser”), the Purchaser acquired all of the issued and outstanding Common Shares pursuant to a Plan of Arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilder, State of Kentucky, on March 16, 2026.

QUIPT HOME MEDICAL CORP.

By:	/s/ Gregory Crawford
Gregory Crawford
Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.